EXHIBIT 11

                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                                        Three months                    Nine months
                                                                      ended September 30,            ended September 30,
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                                                                     2003            2002            2003            2002
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                                                                             (Dollars, except per share amounts,
                                                                                   and shares in thousands)

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Income (Numerator):
Income from continuing operations                              $    90,979          64,589         262,265         149,188
Discontinued operations, net of tax                                      -         543,160               -         608,091
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Net income                                                          90,979         607,749         262,265         757,279

Dividends applicable to preferred stock                               (100)           (100)           (299)           (299)
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Net income applicable to common stock                               90,879         607,649         261,966         756,980
Dividends applicable to preferred stock                                100             100             299             299
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Net income as adjusted for purposes of computing
  diluted earnings per share                                  $     90,979         607,749         262,265         757,279
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Shares (Denominator):
Weighted average number of shares:
         Outstanding during period                                 143,983         141,872         143,474         141,522
         Employee Stock Ownership Plan shares not
           committed to be released                                    (86)           (180)           (104)           (198)
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Number of shares for computing basic earnings per share            143,897         141,692         143,370         141,324
Incremental common shares attributable to dilutive securities:
         Conversion of convertible securities                          435             435             435             435
         Shares issuable under stock option plan                       839             643             676             951
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Number of shares as adjusted for purposes of computing
  diluted earnings per share                                       145,171         142,770         144,481         142,710
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Basic earnings per share
    From continuing operations                                $        .63             .46            1.83            1.05
    From discontinued operations                              $          -            3.83               -            4.30
    Basic earnings per share                                  $        .63            4.29            1.83            5.36


Diluted earnings per share
    From continuing operations                                $        .63             .45            1.82            1.05
    From discontinued operations                              $          -            3.80               -            4.26
    Diluted earnings per share                                $        .63            4.26            1.82            5.31
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